Exhibit 21.1
Measurement Specialites, Inc. Subsidiaries

Legal Entity	Juridiction

Measurement Specialties, Inc	New Jersey (US)

IC Sensors	California (US)

Elekon Industres USA, Inc.	California (US)

Entran Devices, LLC	Deleware (US)

BetaTHERM LLC	Massachusetts (US)

YSIS	Ohio (US)

Measurement Specialties Foreign Holdings Corporation	Deleware (US)

Kenabell Holding Limited	British Virgin Islands

Acalon Holding Limited	Cyprus

MSI Sensors (Asia) Ltd	Hong Kong

Measurement Specialties (China) Ltd	Peoples Republic of China

MEAS Europe SAS	France

MEAS Deutschland GmbH	Germany

MEAS France SAS	France

Atex Ltd.	United Kingdon

Intersema Microsystems S.A.	Switzerland

Intersema Sensoric S.A.	Switzerland

Betatherm Group Limited	Ireland

Betatherm Holding Limited	Ireland

Betatherm Trading Limited	Ireland

Lajoy Limited	Ireland

Betatherm Ireland	Ireland

Btherm Automotive Limited	Ireland

Betatherm Systems Limited	Ireland

Betatherm R&D Limited	Ireland

Caribbean Electroncis Manufacturing Limited	Barbados

Nikisso-THERM (50%)	Japan